                         August 7, 2006

MEDecision, Inc.
600 Lee Road
Chesterbrook Corporate Center
Wayne, PA 19087

Re: MEDecision Return on Investment Study/Registration Statement on Form S-1

          We hereby consent to the use of the written information provided by us to MEDecision, Inc. in connection with our study on the return on investment from the use of MEDecision’s Patient Clinical Summaries and in our associated report dated July 24, 2006 (the “Report”) in the prospectus constituting a part of this Registration Statement on Form S-1. We also consent to the reference of the Report and the information contained in the Report in the prospectus.

Very truly yours,

HEALTHCORE, INC.

By: /s/ Mark J. Cziraky
Name: Mark J. Cziraky, PharmD, FAHA
Title: Vice President, Research Development and Operations